Exhibit 99.1

STEWART ENTERPRISES REPORTS EARNINGS PER SHARE FROM CONTINUING OPERATIONS

OF $.11 FOR THE FOURTH QUARTER AND $.43 FOR FISCAL YEAR 2012

NEW ORLEANS, LA December 17, 2012 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today its results for the fourth quarter and fiscal year ended October 31, 2012. Earnings from continuing operations for the fourth quarter of 2012 were $9.1 million compared to $8.8 million for the fourth quarter of 2011 and $37.5 million for fiscal year 2012 compared to $39.3 million for fiscal year 2011. Fiscal year 2011 results included an after-tax benefit of $7.5 million from the Company’s successful settlement of Hurricane Katrina litigation. On a diluted per share basis for the three and twelve months ended October 31, 2012, the Company reported earnings from continuing operations of $.11 and $.43 per share and adjusted earnings from continuing operations of $.12 and $.46 per share, respectively.

	Three Months Ended October 31,				Twelve Months Ended October 31,
	2012		2011		2012		2011
	millions	per share	millions	per share	millions	per share	millions	per share
Net earnings (1)	$9.0	$.11	$8.5	$.10	$35.9	$.41	$38.6	$.42
Net earnings from continuing operations (1)	$9.1	$.11	$8.8	$.10	$37.5	$.43	$39.3	$.43
Adjusted earnings from continuing operations (2)	$10.1	$.12	$8.4	$.09	$40.2	$.46	$35.6	$.39

(1)	The year ended October 31, 2011 included a $12.4 million ($7.5 million after tax, or $.08 per diluted share) recovery related to the settlement of the Hurricane Katrina litigation.
(2)	See table “Reconciliation of Non-GAAP Financial Measures” for additional information on adjusted earnings and adjusted earnings per share from continuing operations.

Thomas M. Kitchen, President and Chief Executive Officer, stated, “We finished fiscal year 2012 with an exceptional fourth quarter, continuing the positive momentum we generated during the fiscal year. The fourth quarter is the third consecutive period with year-over-year improvements in many of our key metrics including total revenue, gross profit and adjusted earnings. For the fourth quarter of 2012, we increased adjusted earnings per share by 33 percent and same-store funeral services by 2.2 percent. In addition, we expanded our gross profit margin by 270 basis points, producing the highest fourth quarter gross profit margin in six years. For the year, we improved adjusted earnings per share by 18 percent. These improvements were driven by a $3 million increase in revenue and a $9 million increase in gross profit, which reflects the highest annual revenue and gross profit in four years. Some additional highlights of fiscal year 2012 compared to the prior year include:

•	Increasing cemetery gross profit by 20 percent and funeral gross profit by 4 percent, while expanding cemetery gross profit margin by 250 basis points and funeral gross profit margin by 100 basis points;

•	Producing total annual returns of 11 percent in our preneed trusts and 13 percent in our perpetual care trusts;

•	Experiencing the highest annual cemetery property and preneed funeral production in five years;

•	Improving cemetery cremation sales by 15 percent while investing approximately $8 million in our new cremation inventory development projects;

•	Realizing a 7 percent improvement in adjusted EBITDA to $109.6 million, as discussed in the table “Reconciliation of Non-GAAP Financial Measures;”

•	Purchasing 4 million shares of the Company’s outstanding Class A common stock, including 1 million repurchased in the fourth quarter, resulting in a 3.5 percent decrease in total shares outstanding in fiscal year 2012;

•	Announcing a 14 percent increase in the Company’s annual dividend to $.16 per share and returning $13.3 million in dividends to our shareholders; and

•	Generating operating cash flow of $76.5 million and free cash flow of $61.4 million. As of October 31, 2012, the Company had more than $78 million of cash and marketable securities with no amounts borrowed on our $150 million credit facility.”

Mr. Kitchen concluded, “During the fiscal year, we successfully integrated our operations and sales organizational structures to better serve customers and families. In addition, we have prudently managed our expenses and continuously evaluated our costs, resulting in expanded margins. We believe the changes we have made this fiscal year are significant and will benefit the Company for years to come.”

Fourth Quarter Results

FUNERAL

•	Funeral revenue increased $1.3 million, or 1.9 percent, to $69.3 million for the fourth quarter of 2012.

•	Same-store services increased 2.2 percent, or 280 events, which the Company believes compares favorably to industry-wide data. The increase was partially offset by a 0.3 percent decrease in same-store average revenue per funeral service.

•	Funeral gross profit increased $2.6 million, or 18.8 percent, to $16.4 million for the fourth quarter of 2012 compared to $13.8 million for the same period of 2011. The improvement in gross profit is primarily due to the improvement in revenue, as previously noted, as well as a reduction in operating expenses associated with the Company’s continuous improvement initiative, including successfully integrating the Company’s operations and sales organizational structures. Funeral gross profit margin improved 340 basis points to 23.7 percent for the fourth quarter of 2012 from 20.3 percent for the fourth quarter of 2011.

•	The cremation rate for the Company’s same-store operations was 43.1 percent for the fourth quarter of 2012 compared to 42.1 percent for the fourth quarter of 2011.

•	Net preneed funeral sales increased 1.4 percent during the fourth quarter of 2012 compared to the fourth quarter of 2011. Preneed funeral sales are deferred until the underlying contracts are performed and have no impact on current revenue.

CEMETERY

•	Cemetery revenue decreased $1.3 million, or 2.1 percent, to $60.1 million for the fourth quarter of 2012. Cemetery property sales declined $1.2 million, or 4.3 percent, compared to the fourth quarter of 2011. Fourth quarter 2011 cemetery property sales were 14.4 percent higher than the same period in 2010. The decrease in cemetery property sales is due in part to a decline in large cemetery property sales in the fourth quarter of 2012 compared to the same period of 2011. In addition, there was a decrease in revenue recognized for cemetery property sales for which the property was not yet constructed or the down payment required for revenue recognition was not yet received. These declines were partially offset by an improvement in merchandise delivered and services performed and an increase in revenue related to trust activities.

•	Cemetery gross profit increased $0.9 million, or 8.3 percent, to $11.8 million for the fourth quarter of 2012 compared to $10.9 million for the same period of 2011. The increase in gross profit is due in part to the reduction in operating expenses associated with the Company’s continuous improvement initiative, including successfully integrating the Company’s operations and sales organizational structures, coupled with a decline in property and related selling costs. Cemetery gross profit margin improved 180 basis points to 19.6 percent for the fourth quarter of 2012 from 17.8 percent for the same period of 2011.

OTHER

•	Corporate general and administrative expenses increased $1.0 million to $8.2 million for the fourth quarter of 2012, compared to $7.2 million for the same period of 2011. During the fourth quarter of 2012, the Company incurred higher professional fees and health care expenses.

•	The effective tax rate for continuing operations for the quarter ended October 31, 2012 was 35.1 percent compared to 28.9 percent for the same period in 2011. The tax rate for the three months ended October 31, 2011 was impacted primarily by a tax benefit associated with a deduction attributable to the prior disposition of a business.

•	During the fourth quarter of 2012, the Company repurchased 1.1 million shares of its Class A common stock for $8.3 million under its stock repurchase program.

Fiscal Year 2012 Results

FUNERAL

•	Funeral revenue declined $0.7 million, or 0.2 percent, to $283.0 million for fiscal year 2012. This decline is primarily due to a 0.9 percent decrease in same-store funeral services, which the Company believes is consistent with industry-wide data in its markets and compares favorably to its peers. This decrease was partially offset by a 0.3 percent improvement in same-store average revenue per funeral service.

•	Funeral gross profit increased $2.7 million, or 4.1 percent, to $69.3 million for fiscal year 2012. The improvement in gross profit is primarily due to a reduction in operating expenses associated with the Company’s continuous improvement initiative, including successfully integrating the Company’s operations and sales organizational structures, as well as an improvement in the Company’s insurance claims experience. Funeral gross profit margin improved 100 basis points to 24.5 percent for fiscal year 2012 from 23.5 percent for the same period of 2011.

•	The cremation rate for the Company’s same-store operations was 43.1 percent for fiscal year 2012 compared to 42.5 percent for the same period of 2011.

•	Net preneed funeral sales increased 10.0 percent during fiscal year 2012 compared to the same period of 2011. Preneed funeral sales are deferred until the underlying contracts are performed and have no impact on current revenue.

CEMETERY

•	Cemetery revenue increased $4.1 million, or 1.8 percent, to $233.1 million for fiscal year 2012. Cemetery property sales improved $2.4 million, or 2.3 percent, compared to fiscal year 2011. In addition, revenue related to trust activities increased by $2.4 million and merchandise delivered and services performed increased by $1.3 million. These improvements were partially offset by a $2.1 million decline in finance charges as a result of reduced interest rates in this low interest rate environment and a $1.6 million decrease in revenue recognized for cemetery property sales for which the property was not yet constructed or the down payment required for revenue recognition was not yet received.

•	Cemetery gross profit increased $6.6 million, or 19.5 percent, to $40.4 million for fiscal year 2012. The increase in gross profit is primarily due to the improvement in revenue, as previously noted, as well as a reduction in operating expenses associated with the Company’s continuous improvement initiative, including successfully integrating the Company’s operations and sales organizational structures. Cemetery gross profit margin improved 250 basis points to 17.3 percent for fiscal year 2012 from 14.8 percent for the same period of 2011.

OTHER

•	Corporate general and administrative expenses increased $1.7 million to $28.5 million for fiscal year 2012, compared to $26.8 million for the same period of 2011. During fiscal year 2012, the Company increased spending on marketing and consumer research, as well as professional fees associated with the operations and sales integration, which the Company believes will provide benefits in the future. In addition, the Company experienced an increase in health care expenses.

•	Results for fiscal year 2011 include $12.4 million related to the settlement of Hurricane Katrina insurance litigation. The settlement increased prior year’s pre-tax earnings by $12.4 million, net earnings by $7.5 million and diluted earnings per share by $.08.

•	The Company recorded $3.3 million in restructuring and other charges during fiscal year 2012. This charge was primarily related to separation pay, termination benefits and a non-cash asset impairment due to the restructuring of the operations and sales organizational structure, as well as a separate reduction in workforce associated with the Company’s continuous improvement initiative, announced in April 2012. For the three and twelve months ended October 31, 2012, the decline in costs associated with the restructuring of the Company’s operations and sales organizational structure, as well as the reduction in force are consistent with the previously announced expectations of approximately $10 million on an annual basis, realized in part in fiscal year 2012, and expected to be realized in full in fiscal year 2013. For additional information, see Note 17 to the consolidated financial statements included in the Company’s Form 10-K for the fiscal year ended October 31, 2012.

•	As a result of the refinancing of the Company’s senior notes and revolving credit facility in April 2011, the Company recorded a $1.9 million charge for the early extinguishment of debt during fiscal year 2011.

•	The effective tax rate for continuing operations for the year ended October 31, 2012 was 33.3 percent compared to 37.7 percent for the same period in 2011. For the year ended October 31, 2012, the Company benefited from a $2.1 million reduction in the valuation allowance for capital losses, associated with the positive performance of its trust portfolio.

•	During fiscal year 2012, the Company sold one of its e-commerce businesses with the results of its operations and the related impairment reported within discontinued operations.

•	During fiscal year 2012, the Company repurchased 4.0 million shares of the Company’s Class A common stock for $27.4 million under its stock repurchase program. As of October 31, 2012, the Company had $16.4 million remaining under its $125.0 million program.

•	The Company’s weighted average diluted shares outstanding decreased to 86.3 million shares for the year ended October 31, 2012 compared to 90.5 million shares for fiscal year 2011. The decrease is primarily a result of the Company’s stock repurchase program, which has yielded a positive impact on the Company’s earnings per share.

Cash Flow Results and Debt for Total Operations

•	During the fourth quarter of fiscal year 2011, the Company received $11.3 million as a result of the Hurricane Katrina settlement.

•	Cash flow provided by operating activities for the fourth quarter of fiscal year 2012 was $17.8 million compared to $26.4 million for the same period of last year, or $15.1 million excluding the Hurricane Katrina settlement. The improvement in operating cash flow, excluding the Hurricane Katrina settlement, is due in part to an increase in net earnings, coupled with a $0.8 million decrease in net tax payments in the fourth quarter of 2012 compared to the fourth quarter of 2011.

•	Cash flow provided by operating activities for fiscal 2012 was $76.5 million compared to $86.8 million for fiscal year 2011, or $75.5 million excluding the Hurricane Katrina settlement.

•	Free cash flow was $14.1 million for the fourth quarter of 2012 compared to $21.7 million for the fourth quarter of 2011, or $10.4 million excluding the Hurricane Katrina settlement. Free cash flow was $61.4 million for fiscal year 2012 compared to $69.2 million for the same period of 2011, or $57.9 million excluding the Hurricane Katrina settlement. See table “Reconciliation of Non-GAAP Financial Measures” for additional information on free cash flow.

•	The Company paid $3.4 million, or $.04 per share, and $13.3 million, or $.155 per share, in dividends for the fourth quarter and fiscal year 2012, respectively, compared to $3.1 million, or $.035 per share, and $11.8 million, or $.13 per share, in dividends during the fourth quarter and fiscal year 2011, respectively.

Trust Performance

The following total returns include realized and unrealized gains and losses:

•	For the quarter ended October 31, 2012, the Company’s preneed funeral and cemetery merchandise and services trusts experienced a total return of 2.2 percent, and its perpetual care trusts experienced a total return of 2.4 percent.

•	For the twelve months ended October 31, 2012, the Company’s preneed funeral and cemetery merchandise and services trusts experienced a total return of 11.4 percent, and its perpetual care trusts experienced a total return of 13.2 percent.

•	For the three years ended October 31, 2012, the Company’s preneed funeral and cemetery merchandise and services trusts experienced an average annual total return of 9.9 percent, and its perpetual care trusts experienced an average annual total return of 11.0 percent.

•	For the five years ended October 31, 2012, the Company’s preneed funeral and cemetery merchandise and services trusts experienced an average annual total return of 1.6 percent, and its perpetual care trusts experienced an average annual total return of 4.0 percent.

•	For fiscal year 2012, the fair market value of the Company’s portfolio improved $51.6 million to $856.2 million.

Founded in 1910, Stewart Enterprises, Inc. is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 217 funeral homes and 141 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral and cremation merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.

Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss fourth quarter results on Tuesday, December 18, 2012 at 10 a.m. Central Standard Time. The teleconference dial-in number is 1-800-303-0442, using pass code 33868085. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is 1-847-413-3733. A replay of the call will be available by dialing 1-888-843-7419 (from within the continental United States) or 1-630-652-3042 (from outside the continental United States), and using pass code 33868085# until January 1, 2013, at 11:59 p.m. Central Standard Time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until January 18, 2013.

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

	Three Months Ended October 31,
	2012	2011
Revenues:
Funeral	$69,338	$68,056
Cemetery	60,098	61,322

	129,436	129,378

Costs and expenses:
Funeral	52,985	54,225
Cemetery	48,289	50,484

	101,274	104,709

Gross profit	28,162	24,669
Corporate general and administrative expenses	(8,257)	(7,227)
Restructuring and other charges	(439)	—
Hurricane related charges, net	(55)	(13)
Net gain on dispositions	71	—
Other operating income, net	438	432

Operating earnings	19,920	17,861
Interest expense	(5,857)	(5,779)
Investment and other income, net	26	278

Earnings from continuing operations before income taxes	14,089	12,360
Income taxes	4,949	3,572

Earnings from continuing operations	9,140	8,788

Discontinued operations:
Loss from discontinued operations before income taxes	(249)	(435)
Income tax benefit	(86)	(174)

Loss from discontinued operations	(163)	(261)

Net earnings	$8,977	$8,527

Basic earnings per common share:
Earnings from continuing operations	$.11	$.10
Loss from discontinued operations	—	—

Net earnings	$.11	$.10

Diluted earnings per common share:
Earnings from continuing operations	$.11	$.10
Loss from discontinued operations	—	—

Net earnings	$.11	$.10

Weighted average common shares outstanding (in thousands):
Basic	84,641	88,528

Diluted	85,181	88,840

Dividends declared per common share	$.080	$.035

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

	Year Ended October 31,
	2012	2011
Revenues:
Funeral	$282,984	$283,657
Cemetery	233,113	229,007

	516,097	512,664

Costs and expenses:
Funeral	213,670	217,009
Cemetery	192,745	195,238

	406,415	412,247

Gross profit	109,682	100,417
Corporate general and administrative expenses	(28,521)	(26,775)
Restructuring and other charges	(3,291)	—
Hurricane related recoveries (charges), net	(55)	12,232
Net gain (loss) on dispositions	403	(389)
Other operating income, net	1,211	1,625

Operating earnings	79,429	87,110
Interest expense	(23,401)	(22,747)
Loss on early extinguishment of debt	—	(1,884)
Investment and other income, net	174	672

Earnings from continuing operations before income taxes	56,202	63,151
Income taxes	18,722	23,834

Earnings from continuing operations	37,480	39,317

Discontinued operations:
Loss from discontinued operations before income taxes	(2,314)	(1,245)
Income tax benefit	(730)	(483)

Loss from discontinued operations	(1,584)	(762)

Net earnings	$35,896	$38,555

Basic earnings per common share:
Earnings from continuing operations	$.43	$.44
Loss from discontinued operations	(.02)	(.01)

Net earnings	$.41	$.43

Diluted earnings per common share:
Earnings from continuing operations	$.43	$.43
Loss from discontinued operations	(.02)	(.01)

Net earnings	$.41	$.42

Weighted average common shares outstanding (in thousands):
Basic	85,879	90,001

Diluted	86,278	90,486

Dividends declared per common share	$.195	$.130

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

ASSETS	October 31, 2012	October 31, 2011
Current assets:
Cash and cash equivalents	$68,187	$65,688
Restricted cash and cash equivalents	6,250	6,250
Marketable securities	10,514	662
Receivables, net of allowances	52,441	49,146
Inventories	36,495	35,859
Prepaid expenses	4,923	5,055
Deferred income taxes, net	30,671	29,768

Total current assets	209,481	192,428
Receivables due beyond one year, net of allowances	72,620	67,979
Preneed funeral receivables and trust investments	432,422	409,296
Preneed cemetery receivables and trust investments	225,048	216,582
Goodwill	249,584	247,038
Cemetery property, at cost	401,670	396,014
Property and equipment, at cost:
Land	49,085	46,538
Buildings	360,852	353,688
Equipment and other	204,971	197,766

	614,908	597,992
Less accumulated depreciation	323,648	305,708

Net property and equipment	291,260	292,284
Deferred income taxes, net	62,125	79,793
Cemetery perpetual care trust investments	263,663	240,392
Other assets	13,812	15,292

Total assets	$2,221,685	$2,157,098

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

LIABILITIES AND SHAREHOLDERS’ EQUITY	October 31, 2012	October 31, 2011
Current liabilities:
Current maturities of long-term debt	$6	$5
Accounts payable and accrued expenses	25,214	24,547
Accrued payroll and other benefits	19,964	18,181
Accrued insurance	22,152	22,398
Accrued interest	2,161	2,129
Estimated obligation to fund cemetery perpetual care trust	11,965	12,017
Other current liabilities	14,723	10,013
Income taxes payable	1,004	1,173

Total current liabilities	97,189	90,463
Long-term debt, less current maturities	321,887	317,821
Deferred income taxes, net	4,931	5,104
Deferred preneed funeral revenue	240,415	240,286
Deferred preneed cemetery revenue	265,347	259,237
Deferred preneed funeral and cemetery receipts held in trust	585,164	558,194
Perpetual care trusts’ corpus	261,883	238,980
Other long-term liabilities	20,548	19,337

Total liabilities	1,797,364	1,729,422

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $1.00 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $1.00 stated value:
Class A authorized 200,000,000 shares; issued and outstanding 81,359,536 and 84,421,416 shares at October 31, 2012 and 2011, respectively	81,360	84,421
Class B authorized 5,000,000 shares; issued and outstanding 3,555,020 shares at October 31, 2012 and 2011; 10 votes per share convertible into an equal number of Class A shares	3,555	3,555
Additional paid-in capital	479,060	515,274
Accumulated deficit	(139,696)	(175,592)
Accumulated other comprehensive income:
Unrealized appreciation of investments	42	18

Total accumulated other comprehensive income	42	18

Total shareholders’ equity	425,321	427,676

Total liabilities and shareholders’ equity	$2,221,685	$2,157,098

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands, except per share amounts)

	Year Ended October 31,
	2012	2011
Cash flows from operating activities:
Net earnings	$35,896	$38,555
Adjustments to reconcile net earnings to net cash provided by operating activities:
Net losses on dispositions	468	389
Loss on early extinguishment of debt	—	1,884
Non-cash restructuring charge	1,236	—
Premiums paid on early extinguishment of debt	—	(850)
Depreciation and amortization	26,412	27,052
Non-cash interest and amortization of discount on senior convertible notes	5,531	5,305
Provision for doubtful accounts	4,256	4,879
Share-based compensation	3,404	2,952
Excess tax benefits from share-based payment arrangements	—	(351)
Provision for deferred income taxes	16,000	20,141
Estimated obligation to fund cemetery perpetual care trust	619	72
Other	159	(184)
Changes in assets and liabilities:
Increase in receivables	(12,158)	(7,503)
Decrease in prepaid expenses	124	424
Increase in inventories and cemetery property	(6,778)	(4,105)
Federal income tax refunds	76	1,698
Decrease in accounts payable and accrued expenses	(546)	(858)
Net effect of preneed funeral production and maturities:
Decrease in preneed funeral receivables and trust investments	1,280	35,532
Decrease in deferred preneed funeral revenue	(4)	(4,356)
Decrease in deferred preneed funeral receipts held in trust	(4,803)	(32,787)
Net effect of preneed cemetery production and deliveries:
(Increase) decrease in preneed cemetery receivables and trust investments	(135)	3,872
Increase (decrease) in deferred preneed cemetery revenue	6,110	(2,354)
Decrease in deferred preneed cemetery receipts held in trust	(859)	(1,194)
Increase (decrease) in other	249	(1,383)

Net cash provided by operating activities	76,537	86,830

Cash flows from investing activities:
Proceeds from sales/maturities of certificates of deposit and marketable securities and release of restricted funds	2,869	10,000
Deposits of restricted funds and purchases of restricted cash equivalents, certificates of deposit and marketable securities	(12,630)	(6,912)
Proceeds from sale of assets	755	332
Purchase of subsidiaries and other investments, net of cash acquired	(6,442)	(9,110)
Additions to property and equipment	(20,846)	(26,958)
Other	148	149

Net cash used in investing activities	(36,146)	(32,499)

Cash flows from financing activities:
Proceeds of long-term debt	—	200,000
Repayments of long-term debt	(5)	(200,005)
Debt refinancing costs	(34)	(5,944)
Issuance of common stock	2,910	1,495
Purchase and retirement of common stock	(27,428)	(28,838)
Dividends	(13,335)	(11,762)
Excess tax benefits from share-based payment arrangements	—	351

Net cash used in financing activities	(37,892)	(44,703)

Net increase in cash	2,499	9,628
Cash and cash equivalents, beginning of year	65,688	56,060

Cash and cash equivalents, end of year	$68,187	$65,688

Supplemental cash flow information:
Cash paid during the year for:
Income taxes, net	$2,798	$3,298
Interest	$18,237	$20,203
Non-cash investing and financing activities:
Issuance of common stock to directors	$437	$456
Issuance of restricted stock, net of forfeitures	$690	$914
Dividends declared but not paid	$3,400	$—

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOR THE PERIODS ENDED OCTOBER 31, 2012 AND 2011

(Unaudited)

The Company recorded several items during the three and twelve months ended October 31, 2012 and 2011 that impacted earnings from continuing operations: a non-cash interest expense related to the Company’s senior convertible notes, restructuring and other charges, early extinguishment of debt, a perpetual care funding obligation, net hurricane related recoveries, net gains and losses on dispositions and unusual tax adjustments. The Company is presenting adjusted earnings in the table below to eliminate the effects of the specified items.

	Three Months Ended October 31,				Twelve Months Ended October 31,
Adjusted Balances are Net of Tax (1)	2012		2011		2012		2011
	millions	per share	millions	per share	millions	per share	millions	per share
Consolidated net earnings	$9.0	$.11	$8.5	$.10	$35.9	$.41	$38.6	$.42
Add: Loss from discontinued operations	0.1	—	0.3	—	1.6	.02	0.7	.01

Earnings from continuing operations	9.1	.11	8.8	.10	37.5	.43	39.3	.43

Add: Non-cash interest expense on senior convertible notes (2)	0.7	.01	0.6	—	2.6	.03	2.3	.03
Add: Restructuring and other charges (3)	0.3	—	—	—	2.1	.02	—	—
Add: Loss on early extinguishment of debt	—	—	—	—	—	—	1.2	.01
Add: Perpetual care funding obligation (4)	—	—	—	—	0.4	—	—	—
Add: Hurricane related recoveries, net (5)	—	—	—	—	—	—	(7.5)	(.08)
Subtract: Net (gain) loss on dispositions	—	—	—	—	(0.3)	—	0.3	—
Subtract: Unusual tax adjustments	—	—	(1.0)	(.01)	(2.1)	(.02)	—	—

Adjusted earnings from continuing operations	$10.1	$.12	$8.4	$.09	$40.2	$.46	$35.6	$.39

(1)

The tax rate associated with the Company’s adjustment for the net gain on dispositions for the twelve months ended October 31, 2012 was 37.0 percent. The tax rate associated with the loss on early extinguishment of debt and the net impairment losses on dispositions for the twelve months ended October 31, 2011 was 38.3 percent.

(2)

Effective November 1, 2009, the Company adopted Financial Accounting Standards Board guidance that relates to the Company’s senior convertible notes, which has been applied retrospectively in the Company’s financial statements. For additional information, see Note 3 to the financial statements included in the Company’s Form 10-K for the year ended October 31, 2012. The tax rate associated with the interest expense related to the Company’s senior convertible notes was 36.4 percent and 37.0 percent for the three and twelve months ended October 31, 2012, respectively. The tax rate associated with the interest expense related to the Company’s senior convertible notes was 38.4 percent and 38.3 percent for the three and twelve months ended October 31, 2011, respectively.

(3)

The Company recorded $3.3 million in restructuring and other charges during fiscal year 2012, including $0.4 million in the fourth quarter of 2012. These charges were primarily related to separation pay, termination benefits and a non-cash asset impairment due in part to the restructuring of the operations and sales of the organization, along with a separate reduction in workforce associated with the Company’s continuous improvement initiative. The tax rate associated with the Company’s adjustment for restructuring and other charges for the three and twelve months ended October 31, 2012 was 35.5 percent and 37.0 percent, respectively.

(4)

As a result of Eastman Kodak’s bankruptcy, the Company recorded a charge to record a probable funding obligation related to the Company’s perpetual care trusts during the first quarter of 2012. The tax rate associated with the Company’s adjustment for the perpetual care funding obligation for the twelve months ended October 31, 2012 was 37.0 percent.

(5)

In August 2011, the Company successfully settled litigation related to Hurricane Katrina damages for $12.4 million, including $1.1 million that was advanced to the Company in fiscal year 2007. The tax rate associated with the Company’s adjustment for net hurricane related recoveries for the twelve months ended October 31, 2011 was 39.1 percent.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOR THE PERIODS ENDED OCTOBER 31, 2012 AND 2011

(Unaudited)

Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Management believes that free cash flow is a useful measure of the Company’s ability to make strategic investments, repurchase stock, repay debt or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow) and free cash flow for the three and twelve months ended October 31, 2012 and 2011:

Free Cash Flow	Three Months Ended October 31,		Twelve Months Ended October 31,
(Dollars in millions)	2012	2011	2012	2011
Net cash provided by operating activities (1)	$17.8	$26.4	$76.5	$86.8
Less: Maintenance capital expenditures	(3.7)	(4.7)	(15.1)	(17.6)

Free cash flow	$14.1	$21.7	$61.4	$69.2

(1)	During the fourth quarter of fiscal year 2011, the Company received $11.3 million as a result of the Hurricane Katrina settlement. Cash flow provided by operating activities for the fourth quarter of fiscal year 2012 was $17.8 million compared to $26.4 million for the same period of last year, or $15.1 million excluding the Hurricane Katrina settlement. The improvement in operating cash flow, excluding the Hurricane Katrina settlement, is due in part to an increase in net earnings, coupled with a $0.8 million decrease in net tax payments in the fourth quarter of 2012 compared to the fourth quarter of 2011. Cash flow provided by operating activities for fiscal 2012 was $76.5 million compared to $86.8 million for fiscal year 2011, or $75.5 million excluding the Hurricane Katrina settlement.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOR THE PERIODS ENDED OCTOBER 31, 2012 AND 2011

(Unaudited)

Adjusted EBITDA is defined as earnings from continuing operations plus depreciation and amortization, interest expense, early extinguishment of debt, perpetual care funding obligations, restructuring and other charges, income taxes and net hurricane charges and less net gain on dispositions and net hurricane recoveries. Adjusted EBITDA margins are calculated by dividing adjusted EBITDA by revenue.

Management believes that adjusted EBITDA is a useful measure for providing additional insight into the Company’s operating performance. Due to the Company’s significant cash investment in preneed activity, management does not view adjusted EBITDA as a measure of the Company’s cash flow. Investors should be aware that adjusted EBITDA may not be comparable to similarly titled measures presented by other companies. The following table provides a reconciliation between net earnings (the GAAP financial measure that the Company believes is most directly comparable to adjusted EBITDA) and adjusted EBITDA for the three and twelve months ended October 31, 2012 and 2011:

Adjusted EBITDA	Three Months Ended October 31,		Twelve Months Ended October 31,
(Dollars in millions)	2012	2011	2012	2011
Consolidated net earnings	$9.0	$8.5	$35.9	$38.6
Add: Loss from discontinued operations	0.1	0.3	1.6	0.7

Earnings from continuing operations	9.1	8.8	37.5	39.3
Add: Depreciation and amortization	6.6	6.7	26.4	27.1
Add: Interest expense	5.9	5.8	23.4	22.7
Add: Loss on early extinguishment of debt	—	—	—	1.9
Add: Perpetual care funding obligation (1)	—	—	0.6	—
Add: Restructuring and other charges	0.4	—	3.3	—
Add: Income taxes	5.0	3.6	18.7	23.8
Add (Subtract): Hurricane related charges (recoveries), net	0.1	—	0.1	(12.2)
Subtract: Net gain on dispositions	(0.1)	—	(0.4)	—

Adjusted EBITDA	$27.0	$24.9	$109.6	$102.6

(1)	As a result of Eastman Kodak’s bankruptcy, the Company recorded a charge to record a probable funding obligation related to the Company’s perpetual care trusts during the first quarter of 2012.

STEWART ENTERPRISES, INC.

AND SUBSIDIARIES

CAUTIONARY STATEMENTS

This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:

•	effects on our trusts and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects of the substantial unrealized losses in the investments in our trusts, including:

•	decreased future cash flow and earnings as a result of reduced earnings from our trusts and trust fund management;

•	the potential to realize additional losses and additional cemetery perpetual care funding obligations and tax valuation allowances;

•	effects on at-need and preneed sales of a weak economy;

•	effects on revenue due to the changes in the number of deaths in our markets and recent annual declines in funeral call volume;

•	effects on our revenue and earnings of the continuing national trend toward increased cremation and the increases in the percentage of cremations performed by us that are inexpensive direct cremations;

•	effects on our future revenue and costs of our organizational restructuring designed to better integrate operations and sales, being implemented primarily during the latter part of fiscal year 2012 and the beginning of fiscal year 2013;

•	effects on cash flow and earnings as a result of increased costs, particularly supply costs related to increases in commodity prices;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	risk of loss due to hurricanes and other natural disasters;

•	effects of the call options the Company purchased and the warrants the Company sold on our Class A common stock and the effects of the outstanding warrants on the ownership interest of our current stockholders;

•	our ability to pay future dividends on and repurchase our common stock;

•	our ability to consummate significant acquisitions of or investments in death care or related businesses successfully;

•	the effects on us as a result of our industry’s complex accounting model;

and other risks and uncertainties described in our Form 10-K for the year ended October 31, 2012, filed with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.

CONTACT:	Lewis J. Derbes, Jr.

Stewart Enterprises, Inc.

1333 S. Clearview Parkway

Jefferson, LA 70121

504-729-1400